Item 77D

Scudder Latin America Fund, Scudder Pacific Opportunities Fund, Scudder Greater Europe Growth Fund and Scudder Emerging Markets Growth Fund, each a series of SCUDDER INTERNATIONAL FUND, INC.

Scudder Latin America Fund changed its name-related investment strategy. Prior to March 1, 2002, the Fund's strategy stated that the Fund pursues its goal by investing at least 65% of its total assets in Latin American common stocks and other equities (equities that are traded mainly on Latin American markets, issued or guaranteed by a Latin American government or issued by a company organized under the laws of a Latin American country or any company with more than half of its business in Latin America). The strategy was revised as follows: Under normal circumstances, the Fund seeks long-term capital appreciation by investing at least 80% of net assets, plus the amount of any borrowings for investment purposes, in Latin American common stocks and other equities (equities that are traded mainly on Latin American markets, issued or guaranteed by a Latin American government or issued by a company organized under the laws of a Latin American country or any company with more than half of its business in Latin America). Latin America is defined as Mexico, Central America, South America and the Spanish-speaking islands of the Caribbean.

Scudder Pacific Opportunities Growth Fund changed its name-related investment strategy. Prior to March 1, 2002, the Fund's strategy stated that the Fund pursues its goal by by investing at least 65% of its total assets in Pacific Basin common stocks and other equities (equities that are traded mainly on Pacific Basin markets, issued by companies organized under the laws of a Pacific Basin country or issued by any company with more than half of its business in the Pacific Basin). The strategy was revised as follows: Under normal circumstances, the fund seeks long-term growth of capital by investing at least 80% of net assets, plus the amount of any borrowings for investment purposes, in Pacific Basin common stocks and other equities (equities that are traded mainly on Pacific Basin markets, issued by companies organized under the laws of a Pacific Basin country or issued by any company with more than half of its business in the Pacific Basin). Pacific Basin countries include Australia, the Peoples Republic of China, India, Indonesia, Malaysia, New Zealand, the Philippines, Sri Lanka, Pakistan and Thailand, as well as Hong Kong, Singapore, South Korea and Taiwan - the so-called "four tigers."

Scudder Greater Europe Growth Fund changed its name-related investment strategy. Prior to March 1, 2002, the Fund's strategy stated that the Fund pursues its goal by investing at least 80% of its total assets in European common stocks and other equities (equities that are traded mainly on European markets or are issued by companies organized under the laws of Europe or do more than half of their business there). The strategy was revised as follows: Under normal circumstances, the fund seeks long-term growth of capital by investing at least 80% of total assets, plus the amount of any borrowings for investment purposes, in European common stocks and other equities (equities that are traded mainly on European markets or are issued by companies organized under the laws of Europe or do more than half of their business there).

Scudder Emerging Markets Growth Fund changed its name-related investment strategy. Prior to March 1, 2002, the Fund's strategy stated that the Fund pursues its goal by investing

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at least 65% of its total assets in emerging market equities (equities traded mainly in emerging markets, or issued by companies that are based in emerging markets or have most of their business there). The strategy was revised as follows: Under normal circumstances, the Fund invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in emerging market equities (equities traded mainly in emerging markets, or issued by companies that are organized in emerging markets or have more than half of their business there). The Fund considers "emerging markets" to include any country that is defined as an emerging or developing economy by any one of the International Bank for Reconstruction and Development (i.e., the World Bank), the International Finance Corporation or the United Nations or its authorities.